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EXHIBIT 99.1

news release
Media Contact	FOR IMMEDIATE RELEASE
Michelle Guswiler Senior Vice President Corporate Communications 630.468.4760
Investor Contact
John Springer Vice President Investor Relations 630.468.4797
SIRVA Names General Counsel

CHICAGO, January 24, 2006—SIRVA, Inc. (NYSE: SIR), a global relocation services provider, today announced the appointment of Eryk J. Spytek as Senior Vice President, General Counsel and Secretary. Spytek, who brings extensive experience with securities, corporate finance, and corporate governance matters, will be based in the company's Westmont, IL headquarters. His appointment is effective February 13.
Spytek replaces Ralph A. Ford, who joined SIRVA in 1999 and is retiring at the end of February 2006.

"We are excited to welcome Eryk, whose deep professional knowledge, experience and familiarity with SIRVA make him the ideal candidate for this position," said SIRVA Chief Executive Officer Brian Kelley. "He has been a valuable advisor to the company, and we look forward to his continued counsel."
"At the same time, we thank Ralph for all the contributions he has made to SIRVA during his tenure and wish him all the best in his retirement," said Kelley.

Most recently, Spytek was a Partner at Winston & Strawn LLP, a leading international law firm, where he has served for the past ten years, including providing advice to SIRVA on securities matters since

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August 2005. Spytek obtained an LLM from the London School of Economics and Political Science. He graduated with a JD from Loyola University Chicago School of Law and earned a BA from Georgetown University.
About SIRVA, Inc.

SIRVA, Inc. is a leader in providing relocation solutions to a well-established and diverse customer base around the world. The company is the leading global provider that can handle all aspects of relocations end-to-end within its own network, including home purchase and home sale services, household goods moving, mortgage services and insurance. SIRVA conducts more than 365,000 relocations per year, transferring corporate and government employees and moving individual consumers. The company operates in more than 40 countries with approximately 6,000 employees and an extensive network of agents and other service providers. SIRVA's well-recognized brands include Allied, northAmerican, Global, and SIRVA Relocation in North America; Pickfords, Huet International, Kungsholms, ADAM, Majortrans, Allied Arthur Pierre, Rettenmayer, and Allied Varekamp in Europe; and Allied Pickfords in the Asia Pacific region. More information about SIRVA can be found on the company's Web site at www.sirva.com.
Forward-Looking Statements

This release includes forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical, but are made based on management's current expectations and beliefs concerning future developments and their potential effects upon SIRVA, Inc. and its subsidiaries. There can be no assurance that future developments affecting us will be those anticipated by management. These forward-looking statements are not a guarantee of future performance and involve risks, uncertainties and other factors, including without limitation those described under the caption "Business Risks" and other risks described in our 2004 Annual Report on Form 10-K and other reports we file with the Securities

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and Exchange Commission from time to time. We do not intend, and are under no obligation, to update any particular forward-looking statement included in this release.

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  EXHIBIT 99.1